UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 28, 2011

Ener1, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-34050	59-2479377
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Broadway, Suite 25C, New York,		10036
New York
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:                  212 920-3500

Not Applicable

 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 28, 2011, Ener1, Inc. (“Ener1”) entered into an Amended and Restated Revolving Line of Credit Agreement (the “New LOC Agreement”) with Think Holdings, AS (“Think Holdings”), Think Global AS (“Think Global”) and Think North America, N.A. (“Think N.A.”; collectively, with Think Holdings and Think Global, “Think”) whereby Ener1 increased the line of credit established in a Line of Credit Agreement between Ener1 and Think Holdings dated November 18, 2010 (the “Prior LOC Agreement”).  Please see our Form 8-K filed with the SEC on November 23, 2010 for more information regarding the Prior LOC Agreement.

Pursuant to the New LOC Agreement, Ener1 established a line of credit for Think in the aggregate principal amount of $15,000,000 (the “Credit Limit”), an increase of $10,000,000 from the line of credit established in the Prior LOC Agreement.  Pursuant to the New LOC Agreement, Think may request an advance in minimum increments of $100,000 at any time until March 15, 2011.  All advances must be approved in writing by both Ener1’s Chief Executive Officer and Chief Financial Officer.  All funds advanced will bear interest at a rate of 12% per annum (or, upon an event of default, the lesser of 18% per annum or the highest rate permitted by applicable law).  Think has currently borrowed $7,800,000 from Ener1 pursuant to the New LOC Agreement.

Think is obligated to repay Ener1 the entire outstanding principal and all accrued and unpaid interest on the line of credit on or before March 31, 2011.  Think may prepay its indebtedness at any time without penalty.

Think’s obligations under the New LOC Agreement are secured by all of the assets and properties of Think and their direct and indirect subsidiaries, pursuant to the terms of (a) an amended and restated security agreement governed under the laws of the State of New York, (b) a security agreement governed under the laws of Norway relating to Accounts Receivables Claims, Bank Accounts Claims, Inventory, Machinery and Equipment, Intercompany Loans and Real Property (as such terms are defined in the security agreement) and (c) a share pledge agreement regarding the shares of Think Global governed under the laws of Norway (collectively, the “Security Agreements”).  The Security Agreements increase the collateral originally securing Think Holding’s obligations under the Prior LOC Agreement by including the assets and properties of Think Holdings and Think Global as additional collateral.

Until Think has performed all of its obligations under the New LOC Agreement, Think may not incur any bank or similar debt financing without Ener1’s consent and may not create a lien on any of its assets, except for a security interest in favor of Ener1, purchase money liens, and liens granted to equipment lessors and equipment lenders.

It is an event of default under the New LOC Agreement if (a) Think files for bankruptcy or other insolvency proceedings, (b) an involuntary bankruptcy or other insolvency proceedings are filed against Think, (c) Think fails to pay the entire principal amount and accrued interest by March 31, 2011, (d) the representations and warranties made by Think in the New LOC Agreement are incorrect or misleading, (e) Think or any of its subsidiaries or affiliates fails to pay when due any bank indebtedness over $10,000, (f) Think breaches any other provision of the New LOC Agreement and fails to cure such breach within 10 days of notice or (g) any of the circumstances described in the Norwegian Financial Contracts Act (1999/46) section 52(1) and (2) occurs.  If an event of default occurs, Ener1 may demand immediate repayment of all amounts due under the New LOC Agreement.

The above description of the New LOC Agreement and the Security Agreements is qualified in its entirety by the full text of the New LOC Agreement and the Security Agreements, which are attached hereto as Exhibits 10.1, 10.2 and 10.3, and which are hereby incorporated herein by reference.

Contemporaneously with the foregoing transactions, Ener1 extended the maturity date of certain bridge loans made to Think Holdings that were due on December 31, 2010 to May 1, 2011.  The aggregate principal amount of these bridge loans is approximately $8.9 million.  These bridge loans are evidenced by promissory notes bearing interest at 5% per annum.  These notes may, at Ener1’s option, be converted into Think equity.

Think Global is a Norwegian based company that develops and produces electric vehicles, and is a significant customer of Ener1.  Ener1 has made strategic investments in Think Holdings, the parent company of Think Global, and currently owns approximately 48% of Think Holdings’ voting equity on a fully-diluted basis and has two appointees on the five-member board of directors of Think Holdings.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Amended and Restated Revolving Line of Credit Agreement between Ener1, Inc., Think Holdings AS, Think Global AS and Think North America, Inc. dated February 28, 2011.

Exhibit 10.2 Amended and Restated Security Agreement between Ener1, Inc., Think Holdings AS, Think Global AS and Think North America, Inc., dated February 28, 2011.

Exhibit 10.3 Norwegian Security Agreement between Ener1, Inc., Think Holdings AS and Think Global AS, dated February 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

March 4, 2011	By:	/s/ Charles Gassenheimer
Name: Charles Gassenheimer
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Amended and Restated Revolving Line of Credit Agreement between Ener1, Inc., Think Holdings AS, Think Global AS and Think North America, Inc. dated February 28, 2011
10.2	Amended and Restated Security Agreement between Ener1, Inc., Think Holdings AS, Think Global AS and Think North America, Inc., dated February 28, 2011
10.3	Norwegian Security Agreement between Ener1, Inc., Think Holdings AS and Think Global AS, dated February 28, 2011